Exhibit 2

Instrument of Transfer

FOR VALUE RECEIVED, NCIH LLC, a limited liability company formed under the laws of the State of Delaware (“Transferor”) pursuant to the conversion of NCIH, Inc., a Delaware corporation, in accordance with the Certificate of Conversion to Limited Liability Company filed with the Secretary of State of the State of Delaware on June 18, 2013, HEREBY IRREVOCABLY SELLS, ASSIGNS AND TRANSFERS to News America Incorporated, a corporation incorporated under the laws of the State of Delaware with registered office at Corporation Trust Center 1209 Orange St, Wilmington, New Castle, Delaware 19801 (“Transferee”), 6,050,067 ordinary shares (the “Shares”), par value US$0.0005 per share, of Bona Film Group Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”), and Transferee hereby accepts the transfer of the Shares and consents to the inclusion of the name of Transferee in the register of members of the Company in respect of the Shares.

Dated: June 19, 2013

NCIH LLC as Transferor

By:	/s/ Janet L. Nova
Name: Janet L. Nova
Title: SVP and Deputy General Counsel

NEWS AMERICA INCORPORATED as Transferee

By:	/s/ Janet L. Nova
Name: Janet L. Nova
Title: SVP and Deputy General Counsel